Exhibit 10.1
November 15, 2006
Mr. Anthony Zappa
c/o BioScrip, Inc.
10050 Crosstown Circle
Eden Prairie, MN 55344
Re: Employment Terms
Dear Tony:
     This letter sets forth the revised terms of your employment with BioScrip, Inc. (the “Company”) as a result of your transition from Executive Vice President of Community Pharmacy Operations to a more strategic role focusing on expanding opportunities for the Company’s community pharmacies in the HIV and transplant markets. Since your position would be internal, you would not retain your position as an officer of the Company. You will remain employed by the Company in this role through January 31, 2007 unless you voluntarily resign your employment or your employment is terminated for Cause. Cause shall have the same meeting as set forth in your July 24, 2006 letter from Barry A. Posner, titled “Severance Agreement.” Your employment through January 31, 2007 shall be at your current salary level and will continue to report directly to the Company’s Chief Executive Officer. In addition, you will also continue to be covered under all benefits programs you are currently enrolled in.
     Upon your departure from the Company on January 31, 2007 or upon the earlier termination of your employment you will be entitled to receive severance payments equal to eight (8) months of salary at your then current salary level, payable in accordance with the Company’s then applicable payroll practices and subject to all applicable federal, state and local withholding. You will also be entitled to maintain health insurance under the Company’s group medical and dental insurance plans to the extent, if any, permitted under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”). The Company shall reimburse you for the value of any COBRA premiums that would be incurred for health insurance for Employee and Employee’s dependents on the date of termination of your employment with the Company for the one-year period following such date, less any amounts that would have been required to be withheld by the Company as an employee contribution towards the cost of such insurance had you remained employed by the Company after January 2007. To the extent you elect not to continue health coverage under the Company’s group medical and dental insurance plans, the Company will make a lump sum payment to you in an

Mr. Anthony Zappa
November 15, 2006

amount equal to the cost to the Company for such insurance had you elected to remain insured under such plans.
     In accordance with the terms of the Company’s bonus program, if you remain employed with the Company through December 31, 2006, you may receive a bonus based on 2006 performance and in accordance with the approved plan parameters. To this end you have a bonus target of $57,000, payment of which is subject to the completion of a viable action plan for expanding the Company’s opportunities in the HIV and transplant markets in 2007, and subject to approval of the plan by the Company’s Chief Executive Officer. Should the Company determine you have not completed a viable action plan for expanding the Company’s opportunities in the HIV and transplant markets in 2007 it will inform you of the specific deficiencies within five business days of receiving your action plan and provide you 10 business days to cure the deficiencies. Notwithstanding the foregoing, the action plan shall be completed on or before December 15, 2006.
     In addition to the payments described above, at the next payroll date following your departure you shall be entitled to receive payment for all vacation days accrued and unused as of such date.
     As a condition to your receipt of the payments outlined in this letter, you shall execute a General Release substantially in the form as set forth in Exhibit A.
     Except for the payments and benefits to be made or provided to you as described herein, you acknowledge and agree that upon your departure from the Company you will not be entitled to any other payments, benefits, or compensation of any kind by the Company. This letter supersedes and replaces the severance letter agreement between the Company and yourself dated as of July 24, 2006, which shall be of no further force and effect.

Mr. Anthony Zappa
November 15, 2006

     If you accept the terms of this letter agreement, please indicate so by signing in the space provided.

Very truly yours,

BioScrip, Inc.

	By:	/s/ Barry A. Posner

Barry A. Posner, EVP and General Counsel

Accepted and Agreed to this 17th Day of November 2006

/s/ Anthony Zappa
Anthony Zappa

EXHIBIT A
Waiver and Release Agreement
I hereby unconditionally and irrevocably release, waive and forever discharge BioScrip, Inc. (“BioScrip”), its divisions, subsidiaries and affiliates, and each of their respective officers, directors, employees, successors and assigns (collectively, the “Released Parties”), from ANY and ALL causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise, which have or could have arisen to date out of my employment or separation from employment with BioScrip. This Waiver and Release (“Release”) includes, but is not limited to, any claim, right or entitlement to pay, benefits or damages arising under any federal law (including but not limited to Title VII of the Civil Rights Acts of 1964, the Age Discrimination in Employment Act (“ADEA”), the Employee Retirement Income Security Act, the Americans with Disabilities Act, and the Family and Medical Leave Act); any claim arising under state anti-discrimination laws or local ordinances or regulations and any claim arising under any common law principle or public policy, including all suits in tort or contract, or under the personnel policies of BioScrip. I am not waiving any other claims or rights which cannot be waived by law, including the right to file an administrative charge of discrimination; I am, however, waiving the right to monetary recovery in connection with any such charge.
I understand that in consideration of my executing this Waiver and Release, I will receive the payments set forth in that certain letter agreement dated November 2, 2006 between BioScrip and myself.
I also understand that as further consideration for signing this Waiver and Release I will be released from the non-competition covenants previously agreed to by myself in connection with my employment with BioScrip; provided, however, that I will remain obligated to comply with the covenants prohibiting the solicitation of customers and employees and the covenants prohibiting the disclosure of confidential information set forth in the Restrictive Covenants.
I agree, upon reasonable notice, to furnish such information and proper assistance to a Released Party as may reasonably be required in connection with any threatened or actual litigation or other judicial or administrative proceedings in which any Released Party is, or may become, involved (whether as a party, witness, or otherwise) and BioScrip will reimburse me for all reasonable out-of-pocket expenses incurred in connection with such activity upon submission of receipts or other supporting documentation in accordance with the then customary practices of BioScrip.
I agree not to disparage BioScrip or any other Released Party to any third party, either orally or in writing. I also promise not to sue BioScrip or any other Released Party for any released claim, except that I may bring a lawsuit under the ADEA to challenge the validity of this Release under that law. If I violate this covenant not to sue, other than by challenging the validity of this Release under the ADEA, I will be required to pay all defense costs incurred by BioScrip or a Released Party (as applicable), including its reasonable attorneys’ fees; alternatively, at BioScrip’s option, I will be required to pay back to BioScrip upon demand all but $100 of the severance pay and other benefits I received in connection with this Release, as liquidated damages.
I am signing this Waiver and Release knowingly and voluntarily. I acknowledge that:
(1)	I have been advised in writing to consult an attorney before signing this Waiver and Release;

(2)	I have relied solely on my own judgment and/or that of my attorney regarding the consideration for and the terms of this Waiver and Release;

(3)	the severance payment which I will receive for signing this Release is consideration in addition to anything to which I am otherwise entitled;

(4)	I have been given at least twenty-one (21) days to consider this Waiver and Release, and an additional seven (7) days after signing to revoke it in writing;

(5)	I have read and understand this Waiver and Release and further understand that it includes a general release of any and all known and unknown claims to date I may have against the Released Parties;

(6)	I agree that if I decide to revoke this Waiver and Release I will notify the Human Resources manager at BioScrip of such revocation in writing within the seven (7) day time frame; and

(7)	no statements or conduct by BioScrip or any other Released Party have in any way coerced or unduly influenced me to execute this Waiver and Release.
I further acknowledge that there are no other agreements of any nature between BioScrip and me with respect to the matters discussed in this Waiver and Release, except as expressly stated herein.
In the event I choose to exercise my option to revoke this Waiver and Release, I will notify BioScrip in writing by sending notice to BioScrip’s designated agent for this purpose, and return to BioScrip all monies paid pursuant to the Letter Agreement (if any). Such notice shall be delivered to BioScrip by registered or certified mail, postmarked no later than 5:00 p.m. on the last day of the revocation period, and with return receipt requested and addressed as follows: General Counsel, BioScrip, Inc., 100 Clearbrook Road, 3rd Floor, Elmsford, NY 10523.
This Waiver and Release shall be governed and conformed in accordance with the laws of the State of Minnesota without regard to its conflict of laws provision. Should any provision of this Waiver and Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Waiver and Release in full force and effect. However, if any portion of the general release language were ruled to be unenforceable for any reason, I shall again be subject to the non-competition covenants set froth in the Letter Agreement for the period set forth therein.
I agree that neither this Waiver and Release nor the furnishing of the consideration for this Waiver and Release shall be deemed or construed at anytime for any purpose as an admission by BioScrip or any other Released Party of any liability or unlawful conduct of any kind.

REVIEWED & AGREED:

Name:	Date

State of	)
) ss.:
County of	)
     On the ___day of ___, in the year 2006, before me, the undersigned, personally appeared Anthony Zappa, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public